Exhibit 99.1 NEWS
FOR IMMEDIATE RELEASE Tuesday, November 23, 2004	5350 Tech Data Drive Clearwater, FL 33760 (727) 539-7429 SYMBOL: TECD TRADED: NASDAQ/NMS

Tech Data Reports Fiscal 2005 Third-Quarter Results

CLEARWATER, FL. — Tech Data Corporation, a leading provider of IT products and logistics management services, today announced results for the third quarter ended October 31, 2004.

Third-Quarter Results At A Glance

♦ Net Sales	$4.8 billion
♦ Net Income	$37.8 million
♦ Diluted EPS	$.64 per share

Net sales for the third quarter ended October 31, 2004, were $4.8 billion, an increase of 8.6 percent from $4.4 billion in the third quarter of fiscal 2004 and an increase of 4.2 percent from the second quarter of the current fiscal year. On a regional basis, net sales in Europe increased 12.7 percent (4.4 percent on a local currency basis) and in the Americas increased 3.9 percent over the third quarter of fiscal 2004. Net sales in Europe increased 4.9 percent (3.5 percent on a local currency basis), and in the Americas increased 3.3 percent compared to the second quarter of the current fiscal year.

Operating income for the third quarter was $56.7 million, or 1.19 percent of sales, an increase from $41.6 million, or .95 percent of sales, in the third quarter of fiscal 2004. On a regional basis, third-quarter operating income in Europe was .78 percent of sales compared to .25 percent of sales in the third quarter of fiscal 2004, and in the Americas was 1.69 percent of sales compared to 1.74 percent of sales in the third quarter of fiscal 2004.

Net income for the third quarter ended October 31, 2004, totaled $37.8 million, or $.64 per diluted share, compared to $26.5 million, or $.46 per diluted share, in the third quarter of fiscal 2004.

“We generated great results in the third quarter, with continued strong operating performance in the Americas as well as significant operating profit improvement in Europe” commented Steven A. Raymund, Tech Data’s Chairman and Chief Executive Officer. “Our low cost structure, increasing productivity and excellent balance sheet management attest to the overall strength of our business model and worldwide team.”

Tech Data Reports Third-Quarter Results November 23, 2004	Page 2 of 5

Financial Highlights

•	Net sales in Europe during the third quarter were $2.6 billion or 55 percent of worldwide sales, while sales in the Americas totaled $2.1 billion or 45 percent of worldwide sales.

•	Gross margin for the third quarter was 5.52 percent of sales, a decrease from 5.58 percent of sales in the third quarter of fiscal 2004. The year-over-year decrease in gross margin is primarily the result of the competitive pricing environment, offset in part by an additional $8.7 million of vendor consideration reclassified as a reduction of cost of goods sold in the third quarter of fiscal 2005 compared to the third quarter of fiscal 2004 in accordance with EITF 02-16.

•	Third-quarter selling, general and administrative expenses (SG&A) were 4.33 percent of sales, a decrease from 4.63 percent of sales in the third quarter of fiscal 2004. The decrease in SG&A as a percent of sales is the result of continuing cost-saving initiatives and improvements in productivity. The dollar-value increase in SG&A over the third quarter of fiscal 2004 is primarily the result of an additional $7.3 million reclassified in accordance with EITF 02-16 and the impact of a stronger Euro.

•	Third-quarter SG&A includes approximately $5.0 million related to the harmonization and upgrade of the company’s European systems.

•	The worldwide effective income tax rate for the third quarter ended October 31, 2004, was 30 percent.

•	Total debt to total capital was 16 percent at October 31, 2004, compared to 18 percent at July 31, 2004, and 27 percent at October 31, 2003.

Nine-month Results

Net sales for the nine-month period ended October 31, 2004, were $14.2 billion, an increase of 13.5 percent from $12.5 billion in the nine-month period ended October 31, 2003. On a regional basis, net sales in Europe represented 56 percent of sales, and increased 20.5 percent (10.8 percent on a local currency basis) to $7.9 billion from $6.6 billion for the nine-month period ended October 31, 2004. Net sales in the Americas represented 44 percent of sales and increased 5.7 percent to $6.3 billion from $5.9 billion in the prior-year period. The results for the nine-month period ended October 31, 2003 include seven months of results of operations from the company’s Azlan Group Limited (Azlan), which was acquired on March 31, 2003.

Gross margin for the nine-month period was 5.69 percent, up from 5.52 percent in the prior-year comparable period. The increase in gross margin is primarily the result of the reclassification due to EITF 02-16 and the impact of the company’s Azlan operations, offset by declines in gross margin due to the competitive pricing environment.

Tech Data Reports Third-Quarter Results November 23, 2004	Page 3 of 5

Operating income for the nine-month period ended October 31, 2004, was $160.2 million, or 1.13 percent of sales, compared with operating income of $104.2 million, or .83 percent of sales, in the prior year.

Net income for the nine-month period ended October 31, 2004, was $103.1 million, or $1.75 per diluted share, compared with net income of $65.2 million, or $1.14 per diluted share, in the prior year.

Offer to Exchange

The company has commenced an offer to exchange $290 million principal amount of new 2% convertible subordinated debentures due 2021 (“New Debentures”) for an equal amount of its currently outstanding 2% convertible subordinated debentures due 2021. The New Debentures offered in exchange will retain many of the same terms as the existing debentures but will have a cash settlement feature that will allow holders to receive, on conversion, cash for the principal amount of the Debenture and stock for any remaining amount due. Please refer to the company’s Form S-4 filed with the Securities and Exchange Commission on November 16, 2004 for further details of the exchange.

Business Outlook

The following statements are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially.

The outlook for the fourth quarter ending January 31, 2005, excluding any restructuring or other special charges that may be incurred, is as follows:

•	Net sales are expected to be in the range of $5.15 billion to $5.30 billion.

•	Net income is expected to be in the range of $42 million to $45 million.

•	Diluted earnings per share are expected to be in the range of $.70 to $.75.

The above guidance includes the expected expenses to complete the Exchange Offer for the company’s convertible subordinated debentures, however, it does not include the potential dilution from conversion of the convertible subordinated debentures under EITF 04-8 in the event the Exchange Offer is either partially completed, or is not completed at all.

Tech Data Reports Third-Quarter Results November 23, 2004	Page 4 of 5

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; risk of declines in inventory value; dependence on information systems; customer credit exposure; the inability to obtain required capital; fluctuations in interest rates; potential adverse effects of acquisitions; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; product supply and availability; dependence on delivery systems; changes in vendor terms and conditions; general economic conditions; exposure to natural disasters, acts of war and terrorism; potential impact of labor strikes; volatility of common stock; and the accuracy of forecast data. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com. All information in this release is as of November 23, 2004. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

Webcast Details

Tech Data will be discussing its third-quarter results along with its outlook for the fourth-quarter on a conference call today at 4:30 p.m. (EST). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com. The webcast will be available for replay until 5:30 p.m. (EST) on Friday, December 3, 2004.

About Tech Data

Tech Data Corporation (NASDAQ/NMS: TECD), founded in 1974, is a leading global provider of IT products, logistics management and other value-added services. Ranked 111th on the FORTUNE 500, the company and its subsidiaries serve more than 90,000 technology resellers in the United States, Canada, the Caribbean, Latin America, Europe and the Middle East. Tech Data’s extensive service offering includes pre- and post-sale training and technical support, financing options and configuration services as well as a full range of electronic commerce solutions. The company generated sales of $17.4 billion for the fiscal year ended January 31, 2004.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (Jeff.Howells@techdata.com)

or

Danyle L. Anderson, Director of Investor Relations & Shareholder Services

727-538-7866 (Danyle. Anderson@techdata.com)

Tech Data Reports Third-Quarter Results November 23, 2004	Page 5 of 5

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended October 31,		Nine months ended October 31,
	2004	2003	2004	2003
Net sales	$4,771,090	$4,395,003	$14,172,217	$12,487,611
Cost of products sold	4,507,504	4,149,917	13,365,814	11,797,947

Gross profit	263,586	245,086	806,403	689,664
Selling, general and administrative expenses	206,911	203,481	646,164	582,428

Operating income before special charges	56,675	41,605	160,239	107,236
Special charges	—	—	—	3,065

Operating income after special charges	56,675	41,605	160,239	104,171
Interest expense	5,803	5,472	19,189	15,823
Interest income	(1,332)	(1,925)	(3,812)	(4,956)
Net foreign currency exchange gain	(1,811)	(384)	(2,493)	(1,238)

Income before income taxes	54,015	38,442	147,355	94,542
Provision for income taxes	16,205	11,920	44,207	29,313

Net income	$37,810	$26,522	$103,148	$65,229

Diluted earnings per share	$.64	$.46	$1.75	$1.14

Diluted weighted average shares outstanding	59,088	57,781	59,018	57,229

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)

	October 31, 2004	January 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$151,034	$108,801
Accounts receivable, net	2,211,051	2,111,384
Inventories	1,462,497	1,330,081
Prepaid and other assets	132,861	130,038

Total current assets	3,957,443	3,680,304
Property and equipment, net	142,122	157,054
Goodwill	143,515	141,238
Other assets, net	189,566	189,290

Total assets	$4,432,646	$4,167,886

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit loans	$28,477	$80,221
Accounts payable	1,805,310	1,646,125
Accrued expenses	430,187	428,526

Total current liabilities	2,263,974	2,154,872
Long-term debt	307,376	307,934
Other long-term liabilities	46,942	46,591

Total liabilities	2,618,292	2,509,397

Total shareholders’ equity	1,814,354	1,658,489

Total liabilities and shareholders’ equity	$4,432,646	$4,167,886